Exhibit 1.3

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

HONDA MOTOR CO., LTD.

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1. (Purpose)

These regulations set out matters concerning the Board of Directors of the Company in accordance with Article 23 of the Articles of Incorporation of the Company.

Article 2. (Composition)

The Board of Directors shall consist of all the Directors of the Company.

Article 3. (Convocation)

Meetings of the Board of Directors shall be convened at least once every three (3) months and at least seven (7) times a year, and whenever necessary.

Article 4. (Authority to Convene Meetings of the Board of Directors and the Chairperson)

The Director who has been determined in advance by the Board of Directors shall convene meetings of the Board of Directors and shall act as the chairperson thereat. If such Director is prevented from so doing, one of the other Directors shall assume their role in the order which has been determined in advance by the Board of Directors. Notwithstanding the foregoing, in the case where any laws and regulations provide otherwise, one of the other Directors or Executive Officers shall convene the meeting of the Board of Directors.

Article 5. (Notice of Convocation)

1. A notice of convocation of a meeting of the Board of Directors shall be sent to each Director three (3) days prior to the date of the meeting.

2. If all the Directors consent in advance, a meeting of the Board of Directors may be held without following the procedures for convening a meeting.

Article 6. (Method of Resolutions)

1. Resolutions of a meeting of the Board of Directors shall be adopted by a vote of a majority of the Directors present thereat who constitute a majority of the Directors.

2. Any Director who has any special interests in any matter which is put to a vote may not participate in the voting on any resolution that is described in the preceding paragraph.

3. Any Director who cannot participate in the voting on a resolution due to the provision of the preceding paragraph will not be counted in the number of Directors mentioned in Paragraph 1 of this article.

4. If the requirements set out in Article 370 of the Company Law are satisfied, those matters that are the object of the resolution of the Board of Directors shall be deemed to have been resolved by the Board of Directors.

Article 7. (Matters to be Resolved)

The matters to be resolved by the Board of Directors are as follows:

(1) Matters with respect to the Company Group (meaning the corporate group consisting of the Company and its subsidiaries):

(i)	basic management policies of the Company Group and other equivalent matters; and

(ii)	other important matters with respect to the Company Group.

(2) Matters with respect to the Company:

(i)	the convocation of a general meeting of the Shareholders and the objectives thereof and the matters to be submitted thereto;

(ii)	the matters concerning the Directors;

(iii)	the matters concerning the members of the nominating committee, the audit committee, and the compensation committee (“Nominating Committee, Etc.”);

(iv)	the matters concerning the Executive Officers;

(v)	any conflict of interest transactions and transactions by a Director or an Executive Officer competing with the Company’s business;

(vi)	the issue of new shares;

(vii)	the matters to be submitted to relating to financial reports and business reports, and schedules attached thereto;

(viii)	the disposition of surplus;

(ix)	the matters concerning the development of internal control systems;

(x)	the matters concerning internal audit;

(xi)	the matters necessary for the performance of the duties of the audit committee; and

(xii)	other matters prescribed by laws and regulations or in the Articles of Incorporation.

Article 8. (Matters to be Reported)

1. Directors and Executive Officers shall report to the Board of Directors without delay if any of the matters set forth below occurs:

(1)	a conflict of interest transaction or a transaction by a Director or an Executive Officer competing with the Company’s business is undertaken;

(2)	a Director or an Executive Officer becomes an unlimited-liability partner, director, corporate auditor or manager of another company; or

(3)	Article 331, Paragraph 1 of the Company Law is applicable.

2. The Executive Officers shall report to the Board of Directors on the state of the performance of the business at least once every three (3) months.

3. The Nominating Committee, Etc. shall report to the Board of Directors on the state of the performance of duties of the committees without delay.

4. If a Director or an Executive Officer notifies all of the Directors of any matter that should be reported to the Board of Directors, that matter shall not be required to be reported to the Board of Directors.

5. The provision of the preceding paragraph does not apply to any reporting that is set out in Paragraph 2 of this article.

Article 9. (Minutes)

The substance of the proceedings of the meeting of the Board of Directors, the results thereof, and any matter prescribed by laws and regulations shall be recorded in minutes, to which the Directors present thereat shall affix their names and seals or electronically sign.

Article 10. (Amendment)

Any amendment of these regulations shall be subject to a resolution of the Board of Directors.

Supplementary Provision

Came into effect on October 1, 1982

Partly amended on April 18, 1983

Partly amended on May 28, 1987

Partly amended on April 27, 2001

Partly amended on June 25, 2002

Partly amended on April 21, 2003

Partly amended on June 24, 2003

Partly amended on June 23, 2004

Partly amended on February 25, 2005

Partly amended on June 23, 2005

Partly amended on June 23, 2006

Partly amended on February 1, 2008

Partly amended on June 23, 2009

Partly amended on June 23, 2011

Partly amended on April 1, 2014

Partly amended on June 15, 2017

Partly amended on April 1, 2019

Partly amended on June 23, 2021

Partly amended on April 1, 2022

Partly amended on April 1, 2023

Partly amended on January 1, 2025

Partly amended on April 1, 2025

-End-